Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel, Senior Vice President and Chief Financial Officer (276) 629-6614 - Investors

For Immediate Release	Jay S. Moore, Director of Communications (276) 629-6450 – Media

Bassett Furniture News Release

Bassett Increases Quarterly Dividend

(Bassett, Va.) – July 13, 2017– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a dividend of $0.11 per share of outstanding common stock payable on August 25, 2017 to shareholders of record at the close of business on August 11, 2017. This represents a 10% increase over the previous quarterly dividend.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 91 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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